EXHIBIT 6(C)
AMENDMENT TO FRANCHISE AGREEMENT
Effective as of March 14, 1996, Section 4 of the Franchise Agreement between each of the portfolios indicated on the attached Appendix shall be amended to add the following paragraph at the end of said section to read in full as follows:
(small solid bullet) It is recognized by the Issuer that FMR may make payment to Distributors with respect to any expenses incurred in the distribution of shares of the Issuer, such payments payable from the past profits or other resources of FMR including management fees paid to it by the Issuer.
Signed on behalf of each of the portfolios identified on the Appendix.
       On Behalf of Each of the Portfolios:
Attest:  /s/Arthur S. Loring  By:   /s/J. Gary Burkhead
      Arthur S. Loring      J. Gary Burkhead
      Secretary      Senior Vice President
       FIDELITY DISTRIBUTORS CORPORATION:
Attest:  /s/Arthur S. Loring  By:   /s/Paul Hondros
      Arthur S. Loring      Paul Hondros
      Vice President and Clerk     President
AMENDMENT TO FRANCHISE AGREEMENT
APPENDIX
Destiny I
Destiny II